FORM OF
                          NEUBERGER BERMAN EQUITY FUNDS
                        NEUBERGER BERMAN CONVERGENCE FUND
                         NEUBERGER BERMAN DIVIDEND FUND
                          NEUBERGER BERMAN ENERGY FUND
                  NEUBERGER BERMAN RESEARCH OPPORTUNITIES FUND
                                605 Third Avenue
                          New York, New York 10158-0180

_________, 2008

Neuberger Berman Management LLC
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

        Neuberger Berman Convergence Fund, Neuberger Berman Dividend Fund, Neuberger Berman Energy Fund and Neuberger Berman Research Opportunities Fund (each, a "Fund") are series of Neuberger Berman Equity Funds, a Delaware statutory trust ("Trust").

        You hereby agree during the respective period noted on Schedule A ("Limitation Period"), to forgo current payment of fees and/or reimburse annual operating expenses of each Fund's respective Class noted on Schedule A (excluding interest, taxes, brokerage commissions, and extraordinary expenses of each Fund) ("Operating Expenses"), so that the Operating Expenses of each Fund's respective Class are limited to the rate per annum, as noted on Schedule A, of that Class' average daily net assets ("Expense Limitation").

        Each Fund agrees to repay you out of assets attributable to its respective Class noted on Schedule A for any fees forgone by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause that Class' total operating expenses (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense.

        You understand that you shall look only to the assets attributable to the respective Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of the applicable Fund, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

        This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto.

        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                    Very truly yours,


                                    NEUBERGER BERMAN EQUITY FUNDS,
                                    on behalf of
                                    NEUBERGER BERMAN CONVERGENCE FUND
                                    NEUBERGER BERMAN DIVIDEND FUND
                                    NEUBERGER BERMAN ENERGY FUND
                                    NEUBERGER BERMAN RESEARCH OPPORTUNITIES FUND

                                    By:

                                    Title:


The foregoing Agreement is hereby accepted as of ________, 2008.

NEUBERGER BERMAN MANAGEMENT LLC

By:

Title:

                                                SCHEDULE A
FUND                                                     CLASS     LIMITATION PERIOD          EXPENSE LIMITATION
----                                                     -----     -----------------          ------------------

Neuberger Berman Convergence Fund                        Trust     08/31/2012                 1.00%
Neuberger Berman Dividend Fund                           Trust     08/31/2012                 1.00%
Neuberger Berman Energy Fund                             Trust     08/31/2012                 1.00%
Neuberger Berman Research Opportunities Fund             Trust     08/31/2012                 1.00%